BTCS Completes Name Change and Launches New Website

Arlington, VA – (Marketwired – July 28, 2015) – BTCS Inc. (OTCQB: BTCS) (“BTCS” or the “Company”), formerly known as Bitcoin Shop, Inc., a blockchain technology focused company which secures the blockchain through its transaction verification services business, recently filed to change its name. The name change should be reflected on the OTC Marketplace in the coming weeks once it is processed by FINRA.

“While our Company was initially focused solely on the digital currency space, we have since evolved our operations to position ourselves to be a leader in the much larger blockchain technology arena,” stated Charles Allen, Chief Executive Officer of BTCS. “This refined strategic focus represents an exciting market opportunity, and changing our name to reflect this broader focus was an important step in our evolution.”

As Jemima Kelly of Reuters recently reported, “The data that can be secured by the blockchain is not restricted to bitcoin transactions. Any two parties could use it to exchange other information, including stock deals, legal contracts and property records, within minutes and with no need for a third party to verify it. Backers say it could cut out the middleman and help fight corruption, as the process by which the data is secured makes it virtually impossible to tamper with.”

The Company also unveiled its new corporate website (www.btcs.com) on Tuesday. The new site includes additionalinformation about the importance of blockchain technology and its disruptive application across a diverse array of industries.

About BTCS:

The blockchain is a decentralized public ledger and has the ability to fundamentally impact, on a global basis, all industries that rely on or utilize record keeping and require trust. BTCS secures the blockchain through its rapidly growing transaction verification services business and plans to build a broader ecosystem to capitalize on opportunities in this fast growing industry. BTCS continues to evaluate and build additional blockchain technology consumer solutions. BTCS also actively partners and integrates with strategic digital currency and blockchain technology companies who provide products or services that are complementary to its business strategy. For more information visit: www.btcs.com.

Forward-Looking Statements:

Certain statements in this press release, including those related to an anticipated merger, constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company’s filings with the Securities and Exchange Commission, not limited to Risk Factors relating to its digital currency business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

BTCS Investor Relations:

Michal Handerhan

BTCS Inc.

(202) 430-6576

IR@btcs.com

Michael Sullivan

RedChip Companies, Inc.

(407) 644-4256, ext. 115

michael@redchip.com